EXHIBIT 4.3

RESTRICTED STOCK INCENTIVE AGREEMENT

THIS RESTRICTED STOCK INCENTIVE AGREEMENT (this “Agreement”) is made and entered into by and between Synthesis Energy Systems, Inc., a corporation organized under the laws of the State of Delaware (the “Company”), and [ name ] (the “Grantee”), an individual, on [ date ] (the “Grant Date”) pursuant to the Synthesis Energy Systems, Inc. 2015 Long Term Incentive Plan (the “Plan”). The Plan is incorporated by reference herein in its entirety. Capitalized terms not otherwise defined in this agreement shall have the meaning given to such terms in the Plan.

WHEREAS, Grantee is an Employee (as defined in the Plan), and in connection therewith, the Company desires to grant to Grantee the number of shares of the Company’s common stock, par value $.01 per share (the “Common Stock”), identified below, subject to the terms and conditions of this Agreement and the Plan; and

WHEREAS, Grantee desires to have the opportunity to be a holder of shares of the Common Stock subject to the terms and conditions of this Agreement and the Plan.

NOW, THEREFORE, in consideration of the premises, mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1.                  Grant of Common Stock and Administration. Subject to the restrictions, forfeiture provisions and other terms and conditions set forth herein (i) the Company grants to Grantee [ number ] shares of Common Stock (“Restricted Shares”), and (ii) Grantee shall have and may exercise all rights and privileges of ownership of such shares, including, without limitation, the voting rights of such shares. This Agreement and its grant of Restricted Shares is subject to the terms and conditions of the Plan, and the terms and conditions of the Plan shall control except to the extent otherwise permitted or authorized in the Plan and specifically addressed in this Agreement. The Plan and this Agreement shall be administered by the Committee pursuant to the Plan.

2.                  Transfer Restrictions.

(a)                Generally. Grantee shall not sell, assign, transfer, exchange, pledge, encumber, gift, devise, hypothecate or otherwise dispose of (collectively, “Transfer”) any Restricted Shares and the Restricted Shares shall be subject to forfeiture until the date such shares become Vested Shares. The transfer restrictions and forfeiture provisions imposed by this Section 2 shall lapse as to 25.0% of the Restricted Shares on the March 31, ____, an additional 25.0% of the Restricted Shares on June 30, ____, 25.0% of the Restricted Shares on September 30, ____ and 25.0% of the Restricted Shares on December 31, ____; provided, however, that, subject to Sections 3 and 4, Grantee then is, and continuously since the Grant Date has been, in Employment. The Restricted Shares as to which such restrictions and forfeiture provisions so lapse are referred to as “Vested Shares.”

(b)               Stock Adjustments. In the event of certain changes in the Company’s Common Stock, the Committee may make adjustments in the number or kind of Shares pursuant to Section 4.5 of the Plan.

(c)                Change in Control. If there is a Change in Control of the Company (as defined in the Plan), the transfer restrictions of this Section 2 shall automatically cease as of the date immediately preceding the Change in Control, and all the Restricted Shares shall be 100% vested.

3.                  Forfeiture. Notwithstanding anything in the Plan to the contrary, if Grantee ceases Employment for any reason other than as described in Section 4 below, then Grantee shall immediately forfeit all Restricted Shares which are not Vested Shares. Any Restricted Shares forfeited under this Agreement shall automatically revert to the Company and become canceled and such shares shall be again subject to the Plan pursuant to the terms of the Plan. Any certificate(s) representing Restricted Shares which include forfeited shares shall only represent that number of Restricted Shares which have not been forfeited hereunder. Upon the Company’s request, Grantee agrees for himself and any other holder(s) to tender to the Company any certificate(s) representing Restricted Shares which include forfeited shares for a new certificate representing the unforfeited number of Restricted Shares.

4.                  Disability or Death. If Grantee’s Employment with the Company and its Affiliates ceases due to Disability (as defined below) or death, then Grantee shall immediately forfeit all Restricted Shares which are not Vested Shares. Disability shall mean the Grantee’s inability to perform his services to the Company due to mental or physical illness for a continuous period exceeding 90 days as determined by the Committee in its sole discretion.

5.                  Issuance of Certificate.

(a)                The Restricted Shares may not be Transferred until they become Vested Shares. Further, the Restricted Shares may not be transferred and the Vested Shares may not be sold or otherwise disposed of in any manner which would constitute a violation of any applicable federal or state securities laws, any rules of the national securities exchange on which the Company’s securities are traded, listed or quoted, or violation of Company policy. The Company shall cause to be issued a stock certificate, registered in the name of the Grantee, evidencing the Restricted Shares upon receipt of a stock power duly endorsed in blank with respect to such shares. Each such stock certificate shall bear the following legend:

THE TRANSFERABILITY OF THIS CERTIFICATE AND THE SHARES OF STOCK REPRESENTED HEREBY ARE SUBJECT TO THE RESTRICTIONS, TERMS AND CONDITIONS (INCLUDING FORFEITURE AND RESTRICTIONS AGAINST TRANSFER) CONTAINED IN THE SYNTHESIS ENERGY SYSTEMS, INC. 2015 LONG TERM INCENTIVE PLAN AND A RESTRICTED STOCK AGREEMENT ENTERED INTO BETWEEN THE REGISTERED OWNER OF SUCH SHARES AND SYNTHESIS ENERGY SYSTEMS, INC. A COPY OF THE PLAN AND A RESTRICTED STOCK AGREEMENT ARE ON FILE IN THE CORPORATE OFFICES OF SYNTHESIS ENERGY SYSTEMS, INC.

2

Such legend shall not be removed from the certificate evidencing Restricted Shares until such time as the restrictions imposed by Section 2 hereof have lapsed.

(b)               The certificate issued pursuant to this Section 5, together with the stock powers relating to the Restricted Shares evidenced by such certificate, shall be held by the Company. The Company shall issue to the Grantee a receipt evidencing the certificates held by it which are registered in the name of the Grantee.

6.                  Tax Requirements. This grant of Restricted Shares is subject to all applicable federal, state and local taxes and such tax withholding requirements (domestic and foreign).

7.                  Miscellaneous.

(a)                Certain Transfers Void. Any purported Transfer of shares of Common Stock or Restricted Shares in breach of any provision of this Agreement shall be void and ineffectual, and shall not operate to Transfer any interest or title in the purported transferee.

(b)               No Fractional Shares. All provisions of this Agreement concern whole shares of Common Stock. If the application of any provision hereunder would yield a fractional share, such fractional share shall be rounded down to the next whole share if it is less than 0.5 and rounded up to the next whole share if it is 0.5 or more.

(c)                Not an Agreement to Continue Employment or Any Service. This Agreement is not an agreement for continued Employment or service with the Company or any of its Parent, Subsidiaries or affiliates and no provision of this Agreement shall be construed or interpreted to create any right of Grantee to continue in Employment or to provide services to the Company or any Parent, Subsidiary or affiliate.

(d)               Notices. Any notice, instruction, authorization, request or demand required hereunder shall be in writing, and shall be delivered either by personal delivery, by telegram, telex, telecopy or similar facsimile means, by certified or registered mail, return receipt requested, or by courier or delivery service, addressed to the Company at the address indicated beneath its signature on the execution page of this Agreement, and to Grantee at his address indicated on the Company’s stock records, payroll or other Company records, or at such other address and number as a party shall have previously designated by written notice given to the other party in the manner hereinabove set forth. Notices shall be deemed given when received, if sent by facsimile means (confirmation of such receipt by confirmed facsimile transmission being deemed receipt of communications sent by facsimile means); and when delivered and receipted for (or upon the date of attempted delivery where delivery is refused), if hand-delivered, sent by express courier or delivery service, or sent by certified or registered mail, return receipt requested.

(e)                Amendment and Waiver. This Agreement may be amended, modified or superseded only by written instrument executed by the Company and Grantee. Any waiver of the terms or conditions hereof shall be made only by a written instrument executed and delivered by the party waiving compliance. Any waiver granted by the Company shall be effective only if it is in a written instrument executed and delivered by a duly authorized Company officer. The failure of any party at any time or times to require performance of any provisions hereof, shall in no manner effect the right to enforce the same. No waiver by any party of any term or condition, or the breach of any term or condition contained in this Agreement in one or more instances shall be deemed to be, or construed as, a further or continuing waiver of any such condition or breach or a waiver of any other condition or the breach of any other term or condition.

3

(f)                Governing Law and Severability. This Agreement shall be governed by the internal laws, and not the laws of conflict, of the State of Delaware. The invalidity of any provision of this Agreement shall not affect any other provision of this Agreement, which shall remain in full force and effect.

(g)               Successors and Assigns. Subject to the limitations which this Agreement imposes upon transferability of shares of Common Stock, this Agreement shall bind, be enforceable by and inure to the benefit of the Company and its successors and assigns, and Grantee, and Grantee’s permitted assigns and upon death, estate and beneficiaries thereof (whether by will or the laws of descent and distribution), executors, administrators, agents, legal and personal representatives.

(h)               Community Property. Each spouse individually is bound by, and such spouse’s interest, if any, in any Shares is subject to, the terms of this Agreement. Nothing in this Agreement shall create a community property interest where none otherwise exists.

(i)                 Entire Agreement. This Agreement together with the Plan supersede any and all other prior understandings and agreements, either oral or in writing, between the parties with respect to the subject matter hereof and constitute the sole and only agreements between the parties with respect to the said subject matter. All prior negotiations and agreements between the parties with respect to the subject matter hereof are merged into this Agreement. Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, orally or otherwise, have been made by any party or by anyone acting on behalf of any party, which are not embodied in this Agreement or the Plan and that any agreement, statement or promise that is not contained in this Agreement or the Plan shall not be valid or binding or of any force or effect.

(j)                 Compliance with Other Laws and Regulations. This Agreement, the grant of Restricted Shares and issuance of Common Stock shall be subject to all applicable federal and state laws, rules, regulations and applicable rules and regulations of any exchanges on which such securities are traded or listed, and Company rules or policies. Any determination in which connection by the Committee shall be final, binding and conclusive on the parties hereto and on any third parties, including any individual or entity.

(k)               Independent Legal and Tax Advice. The Grantee has been advised and Grantee hereby acknowledges that he has been advised to obtain independent legal and tax advice regarding this Agreement, grant of the Restricted Shares and the disposition of such shares, including, without limitation, the election available under Section 83(b) of the Internal Revenue Code.

8.                  Counterparts and Electronic Execution. This Agreement may be executed in multiple original counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.

9.                  Grantee’s Acknowledgments. The Grantee acknowledges receipt of a copy of the Plan and represents that he or she is familiar with the terms and provisions thereof, and hereby accepts this Agreement subject to all the terms and provisions of the Plan and this Agreement. The Grantee hereby agrees to accept as binding, conclusive, and final all decisions or interpretations of the Committee or the Board, as appropriate, upon any questions arising under the Plan or this Agreement.

[SIGNATURE PAGE FOLLOWS]

4

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed effective as of the date first written above.

COMPANY:

SYNTHESIS ENERGY SYSTEMS, INC.

By:
Name:
Title:
Address:	Three Riverway, Suite 300
Houston, Texas 77056
Telecopy No.:	(713) 579-0610
Attention: Corporate Secretary

GRANTEE:

Signature

Printed Name
Address:

5